Exhibit 1.3c

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (the “Agreement”) is entered into by and between VidAngel, Inc. (the "Employer" or “Company”), and Neal Harmon (the "Employee").

As a condition of Employee’s continued employment with Employer, its subsidiaries, affiliates, successors or assigns, and in consideration of Employee’s employment with the Company and his receipt of the compensation now and hereafter paid to him by Company, Employee agrees to the following:

1. Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee hereby grants consent to notification by the Company to Employee’s new employer about his obligations under this Agreement.

2. Non-Compete Covenant.

A. Covenant Not to Compete. Employee agrees that during the course of his employment and for a period of twelve (12) months immediately following the termination of his employment with the Company for any reason, whether with or without cause, at the option either of the Company or Employee, with or without notice, Employee will not, without the prior written consent of the Company: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended); (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of; or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate himself with, any business whose business, products or operations are in any respect involved in the Covered Business.  For purposes of this Agreement, “Covered Business” shall mean any “filtering” business (i.e., making imperceptible, skipping, or removing limited portions of the audio or video content of a Motion Picture or the creation or provision of a computer program or other technology that enables such filtering) without the written authorization of the copyright owner in which the Company is engaged or in which the Company has taken steps to be engaged, or any service that the Company provides or has taken steps to provide. The foregoing covenant shall cover Employee’s activities in every part of the Territory.  For purposes of this Agreement, “Territory” shall mean: (i) all states of the United States of America; and (ii) any other countries in which the Company maintains non-trivial operations or facilities, provides goods or services, has customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of Employee’s employment with the Company. Should Employee obtain other employment during his employment with the Company or within twelve (12) months immediately following the termination of Employee’s employment with the Company, Employee agrees to provide written notification to the Company as to the name and address of Employee’s new employer, the position that Employee expects to hold, and a general description of Employee’s duties and responsibilities, at least three (3) business days prior to starting such employment.

B. Acknowledgements. Employee acknowledges that his fulfillment of the obligations contained in this Agreement, including, but not limited to, Employee’s obligations not to compete above, is necessary to protect to preserve the value and goodwill of the Company.  Employee also acknowledges the time, geographic and scope limitations of his obligations under subsection (A) above are fair and reasonable in all respects, especially in light of the scope and nature of the Company’s business, and that Employee will not be precluded from gainful employment if Employee is obligated not to compete with the Company during the period and within the Territory as described above. In the event of Employee’s breach or violation of this Agreement, or good faith allegation by the Company of Employee’s breach or violation of this Agreement, the restricted periods set forth in this Section 2 shall be tolled until such breach or violation, or dispute related to an allegation by the Company that Employee has breached or violated this Agreement, has been duly cured or resolved, as applicable.

D.            Separate Covenants. The covenants contained in subsection (A) above shall be construed as separate covenants, one for each city, county and state of any geographic area in the Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsections (A) above.  If, in any judicial or arbitral proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be revised, or if revision is not permitted it shall be eliminated from this Agreement, to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of subsection (A) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law. In the event that the applicable court or arbitrator does not exercise the power granted to it in the prior sentence, Employee and the Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

E.           Enforcement of Covenants.

(1) Employee agrees that any breach by him of any of the foregoing covenants during his employment by the Company shall be grounds for Employee’s immediate dismissal, and unless prohibited by law, forfeiture of any accrued bonuses or commissions, or other compensation as liquidated damages, which shall be in addition to and not exclusive of any and all other rights and remedies the Company may have against Employee.

(2) Employee further agrees that any breach of any of the foregoing covenants may cause the Company irreparable harm. Accordingly, in the event of any such breach, Employee consents to the entry of an appropriate temporary and/or permanent injunction in a Court of appropriate jurisdiction without the necessity of the Company posting a bond or other security to the extent permitted by applicable law. Such injunction shall be in addition to and not in lieu of any other relief to which the Company may be entitled under law.

3. Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, Employee understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Employee obligated to advise the Company as to any such disclosures or communications. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, Employee hereby acknowledges that the Company has provided Employee with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets.  The full text of the notice is attached in Exhibit A.

4. General Provisions.

A. At Will Employment. Employee understands and agrees that nothing in this Agreement creates a contract, express or implied, of employment for any specified period. Employee understands and acknowledges that his employment with the Company is for an unspecified duration and constitutes “at-will” employment. Employee also understands that any representation to the contrary is unauthorized and not valid unless it is in a writing signed by the Board of Directors of the Company. Accordingly, Employee acknowledges that his employment relationship may be terminated at any time, with or without notice, with or without good cause and for any reason, at Employee’s option or at the option of the Company.

B. Governing Law. This Agreement will be governed by the laws of the State of Utah without giving effect to any choice of law rules or principles that may result in the application of the laws of any jurisdiction other than Utah.

C. Entire Agreement. This Agreement, together with the Exhibit hereto, sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersedes all prior discussions or representations between the parties, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Board of Directors of the Company and Employee. Any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

D. Attorneys’ Fees. In the event it is necessary or reasonably desirable to enforce the terms of this Agreement, the party prevailing by judicial order or decision shall recover, in addition to any other remedy, its reasonable costs and attorneys’ fees incurred in enforcing the terms of this Agreement.

E. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

F. Successors and Assigns. This Agreement will be binding upon Employee’s heirs, executors, assigns, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. There are no intended third party beneficiaries to this Agreement except as expressly stated.

G. Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

H. Survivorship. The rights and obligations of the parties to this Agreement will survive termination of Employee’s employment with the Company.

I. Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

Agreed by the parties:

VidAngel, Inc. By its authorized signatory:	Neal Harmon
___________________________	/s/ Neal Harmon
Signature ___________________________ Print Name	Signature Neal Harmon Print Name
___________________________ Title ___________________________ Date	09 / 03 / 2020 Date

Exhibit A

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ .. . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

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